NEWS RELEASE

    DORMAN(R)
NEW SINCE 1918
                                                     Corporate Headquarters:
                                                     Dorman Products, Inc.
                                                     3400 East Walnut Street
                                                     Colmar, Pennsylvania 18915
                                                     Fax: (215) 997-8577

For Further Information Contact:                     Visit our Home Page:
Mathias J. Barton, CFO                               www.dormanproducts.com
(215) 997-1800 x 5132
E-mail: MBarton@dormanproducts.com



Dorman Products, Inc. Reports Sales and Earnings for the First Quarter Ended March 31, 2007

         Colmar, Pennsylvania (May 3, 2007) - Dorman Products, Inc., (NASDAQ:DORM) today announced financial results for the first quarter ended March 31, 2007. Sales increased 8% to $74.3 million for the first quarter ended March 31, 2007 from $68.9 million in the same period last year.

         Reported net income in the first quarter of 2007 was $4.1 million compared to net income of $3.4 million in the same period last year. Reported diluted earnings per share in the first quarter were $0.22 compared to $0.19 in the same period last year.

o Revenues increased primarily as a result of higher new product sales. Growth in our non-automotive products and further penetration of existing automotive product lines also contributed to the sales increase. Approximately 1% of our 2007 net sales increase was due to the favorable effect of foreign currency exchange.

o Gross profit margin decreased to 34.7% from 35.9% in the same period last year. The margin declines are the result of higher product return costs and initiatives designed to maintain and increase market share for us and our customers. We partially offset the impact of these initiatives through material cost savings from suppliers.

o Selling, general and administrative expenses were essentially unchanged, but declined from 27.1% to 25.3% of sales. We were able to offset inflationary cost increases and variable spending increases related to sales growth with cost reductions and a $0.3 million reduction in vacation expense due to the vacation policy change mentioned below.

o Interest expense, net, decreased to $0.5 million from $0.6 million due to lower overall borrowing levels.

o Our effective tax rate increased slightly to 37.2% from 37.1% in the same period last year. We adopted the provisions of Financial Accounting Standards Board Interpretation No. 48 Accounting for Uncertainty in Income Taxes ("FIN 48") an interpretation of FASB Statement No. 109 ("SFAS 109") effective December 31, 2006.
              As a result of the implementation of FIN 48, we recognized no material adjustment in the liability for unrecognized income tax benefits.

         Effective December 31, 2006 (the first day of our fiscal 2007), we changed our vacation policy so that vacation is earned ratably throughout the year rather than at the end of the preceding year. This change will result in a reduction in our vacation accrual of approximately $1.6 million in 2007. As a result, vacation expense in cost of goods sold and selling, general and administrative expenses will be reduced during each of the fiscal quarters in 2007. Results for the three months ended March 31, 2007 include vacation expense reductions of $0.1 million and $0.3 million in cost of goods sold and selling, general and administrative expenses, respectively.

         Excluding the vacation adjustment discussed above, net income in the first quarter increased 11% to $3.8 million from $3.4 million last year and fully diluted EPS for the three months ended March 31, 2007 increased 11% to $0.21 from $0.19 last year.

         Mr. Richard Berman, Chairman, President and Chief Executive Officer said, "Strong first quarter sales growth along with responsible spending control enabled us to further leverage our fixed overhead expenses to drive earnings growth. Our customers have embraced our initiative to sell products that were previously only available at the OE dealer. As a result, our OE Solutions line is one of the fastest growing lines in the aftermarket. We intend to maintain this "First to Market" approach as there are many more new product opportunities available for Dorman and the aftermarket."

         Dorman Products, Inc. is a leading supplier of OE Dealer "Exclusive" automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman automotive parts and hardware are marketed under the OE Solutions(TM), HELP!(R), AutoGrade(TM), First Stop(TM), Conduct-Tite(R), Pik-A-Nut(R) and Scan-Tech(R) brand names.

         Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. Factors that cause actual results to differ materially include, but are not limited to, those factors discussed in the Company's 2006 Annual Report on Form 10-K under "Item 1A - Risk Factors."



                     DORMAN PRODUCTS, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                    (in thousands, except per-share amounts)

                                             13 Weeks           13 Weeks
First Quarter (unaudited)               3/31/07      Pct.   4/01/06        Pct.
Net sales                              $ 74,293     100.0   $68,865       100.0
Cost of goods sold                       48,517      65.3    44,176        64.1
Gross profit                             25,776      34.7    24,689        35.9
Selling, general and
 administrative expenses                 18,785      25.3    18,659        27.1
Income from operations                    6,991       9.4     6,030         8.8
Interest expense, net                       527       0.7       590         0.9
Income before income taxes                6,464       8.7     5,440         7.9
Provision for income taxes                2,402       3.2     2,020         2.9
Net income                              $ 4,062       5.5   $ 3,420         5.0
Earnings per share
     Basic                              $  0.23         -   $  0.19           -
     Diluted                            $  0.22         -   $  0.19           -
Average shares outstanding
     Basic                               17,689         -    17,744           -
     Diluted                             18,099         -    18,158           -


                     DORMAN PRODUCTS, INC. AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                    3/31/07                     12/30/06
Assets:                           (unaudited)
Cash and cash equivalents          $  7,320                     $  5,080
Accounts receivable                  75,345                       77,187
Inventories                          69,015                       67,768
Deferred income taxes                10,402                       10,330
Prepaid expenses                      1,260                        1,443
Total current assets                163,342                      161,808
Property & equipment                 27,339                       27,963
Goodwill                             26,966                       26,958
Other assets                            881                        1,029
Total assets                       $218,528                     $217,758

Liability & Shareholders' Equity:
Current portion of long-term debt  $  8,652                     $  8,651
Accounts payable                     12,515                       12,822
Accrued expenses and other           10,744                       13,531
Total current liabilities            31,911                       35,004
Long-term debt and other             19,576                       20,596
Deferred income taxes                 9,674                        8,315
Shareholders' equity                157,367                      153,843
Total Liabilities and Equity       $218,528                     $217,758

Selected Cash Flow Information:
(in thousands)                           Quarter Ended (unaudited)
                                         ------------------------
                                            3/31/07    4/01/06
Depreciation and
amortization                                $ 1,863     $1,622
Capital Expenditures                        $ 1,242     $1,502


                     DORMAN PRODUCTS, INC. AND SUBSIDIARIES
                       Reconciliation of Non-GAAP Measures
                    (in thousands, except per-share amounts)

         Effective December 31, 2006, we changed our vacation policy so that vacation is earned ratably throughout the year rather than at the end of the preceding year. This change will result in a reduction in our vacation accrual of approximately $1.6 million in 2007. As a result, vacation expense in cost of goods sold and selling, general and administrative expenses will be reduced during each of the fiscal quarters in 2007. This press release contains non-GAAP measures which adjust current year net income and fully diluted earnings per share to exclude the impact of this adjustment to vacation expense. The presentation of these non-GAAP measures is intended to enhance the usefulness of the financial information by providing measures which the Company's management uses internally to evaluate the Company's baseline performance. A reconciliation of net income and fully diluted earnings per share follows:


                                                    13 Weeks (unaudited)
                                               ------------------------------
                                            03/31/07     04/01/06    % Change

   Net income, as reported                   $ 4,062      $ 3,420       18.8%

     Less: Vacation adjustment, net of tax      (249)           -         N/A
                                              -------------------------------
   Net income, as adjusted                   $ 3,813      $ 3,420       11.5%
                                              -------------------------------
   Fully diluted EPS, as reported            $  0.22      $  0.19       10.5%

     Less: Vacation adjustment, net of tax     (0.01)           -         N/A
                                              -------------------------------
   Fully diluted EPS, as adjusted            $  0.21      $  0.19       10.5%
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